Exhibit 10.1

SIXTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (the “Amendment”), is entered into as of March 28, 2013, by and between Square 1 Bank (the “Bank”) and Local Corporation, Krillion, Inc. and Screamin Media Group, Inc. (collectively known as the “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of August 3, 2011 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment. Unless otherwise defined herein, capitalized terms shall have the same meaning as given to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1)	Bank hereby informs Borrower that Bank intends to conduct an on-site collateral audit within 45 days after the date of this Amendment. Borrower hereby agrees to take all actions reasonably requested by Bank to effect the prompt completion of such audit.

2)	Bank and Borrower hereby agree that Bank shall have the right to transition Borrower to an asset-based-lending monitoring and management structure, including revised reporting requirements.

3)	Bank hereby waives any and all of Borrower’s violations of the Liquidity Ratio covenant, as more particularly described in Section 6.7(b) of the Agreement, occurring on or before the date of this Amendment.

4)	Section 2.1(c) of the Agreement is hereby amended and restated, as follows:

(c) Advances Under Non-Formula Revolving Line. Borrower shall no longer be permitted to request Non-Formula Advances under this Agreement. The aggregate principal amount of Non-Formula Advances outstanding on March 28, 2013 shall be payable in 24 equal monthly installments of principal, plus all accrued interest, beginning on April 28, 2013, and continuing on the same day of each month thereafter through the Non-Formula Revolving Maturity Date, at which time all amounts due in connection with the Non-Formula Revolving Line shall be immediately due and payable. Borrower may prepay any Non-Formula Advances without penalty or premium.

5)	Section 2.3(c) of the Agreement is hereby amended and restated, as follows:

(c) Payments. Interest under the Formula Revolving Line shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

6)	Section 6.6 of the Agreement is hereby amended and restated, as follows:

6.6 “Primary Depository”.

(a) Accounts. Borrower shall maintain at least 90% of its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s affiliates.

(b) Lockbox. Except as otherwise set forth below, Borrower shall at all times cause any funds received by Borrower from any source immediately to be deposited into a cash collateral account at Bank in Borrower’s name (the “Cash Collateral Account”), over which Bank shall have exclusive and unrestricted access. Borrower shall direct its customers to mail or deliver all checks or other forms of payment for amounts owing to Borrower to a post office box designated by Bank (the “Lockbox”), over which Bank shall have exclusive and unrestricted access. As of April 28, 2013, Borrower shall open the Lockbox, and thereafter Borrower shall at all times maintain the Lockbox with Bank in accordance with the terms hereof. Except for funds deposited into the Cash Collateral Account, all funds received by Borrower from any source shall immediately be directed to the Lockbox. Bank shall collect the mail delivered to such post office box, open such mail, and endorse and credit all items to the Lockbox. All funds flowing through the Lockbox shall then automatically be transferred to the Cash Collateral Account. Borrower shall direct all customers or other persons owing money to Borrower who make payments by electronic transfer of funds to wire such funds directly to the Cash Collateral Account. Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Cash Collateral Account, and immediately deliver such payments to Bank in their original form as received from the customer, with proper endorsements for deposit into the Cash Collateral Account. Borrower irrevocably authorizes Bank to transfer to the Cash Collateral Account any funds that have been deposited into any other accounts or that Bank has received by wire transfer, check, cash, or otherwise. Bank shall have all right, title and interest in all of the items from time to time held in the Cash Collateral Account and their proceeds. Neither Borrower nor any person claiming through Borrower shall have any right or control over the use of, or any right to withdraw any amount from, the Cash Collateral Account, which shall be under the sole control of Bank. Bank may apply amounts held in the Cash Collateral Account to the outstanding balance of the Obligations on a daily basis. Bank may from time to time in its discretion make Advances to Borrower to cover checks or other items or charges that Borrower has drawn or made against its operating account (the “Operating Account”) or to cause payment of amounts due under the Loan Documents. Borrower authorizes Bank to make such Advances from time to time by means of appropriate entries of credits to the Operating Account sufficient to cover any such charges then presented, such Advances to be subject to the terms of this Agreement as though made pursuant to a Loan Advance/Paydown Request Form delivered by Borrower.

7)	Section 6.7(b) of the Agreement is hereby amended and restated, as follows:

(b) Liquidity Ratio. A Liquidity Ratio of (i) from March 28, 2013 through April 15, 2013, at least 1.00 to 1.00, and (ii) from April 16, 2013 and continuing thereafter, at least 1.25 to 1.00.

8)	The following definitions in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Non-Formula Revolving Line” means a Credit Extension of up to $3,000,000; provided however, that under no circumstances shall the aggregate amount of outstanding Advances exceed the Total Facility Cap.

“Non-Formula Revolving Maturity Date” means March 28, 2015.

9)	Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

10)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

11)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

12)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	payment for all Bank Expenses, including Bank’s expenses in the documentation of this Amendment and any related documents, which may be debited from any of Borrower’s accounts; and

c)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LOCAL CORPORATION		SQUARE 1 BANK

By:	/s/ Kenneth S. Cragun	By:	/s/ Zack Robbins
Name:	Kenneth S. Cragun	Name:	Zack Robbins
Title:	CFO	Title:	AVP

KRILLION, INC.

By:	/s/ Kenneth S. Cragun
Name:	Kenneth S. Cragun
Title:	CFO

SCREAMIN MEDIA GROUP, INC.

By:	/s/ Kenneth S. Cragun
Name:	Kenneth S. Cragun
Title:	CFO

[Signature Page to Sixth Amendment to Loan and Security Agreement]

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